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                               IMAGING DIAGNOSTIC SYSTEMS, INC.
                                (A DEVELOPMENT STAGE COMPANY)

                                          EXHIBIT 11

                        SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                                               FROM             FROM
                                                                                               INCEPTION        INCEPTION
                                            SIX MONTHS ENDED             YEARS ENDED JUNE 30,  (DECEMBER 10,    (DECEMBER 10,
                                              DECEMBER 31,              ---------------------  1993) TO JUNE 30 1993) TO
                                          1996            1995          1996          1995         1994         DECEMBER 31, 1996
                                          ----            ----          ----          ----     ---------------- -----------------
    PRIMARY AND FULLY DILUTED

Net loss                              $(2,078,465)   $  (915,528)  $ (4,014,183)   $ (974,720)   $ (66,951)     $(7,134,319)

Less:
    Preferred stock dividends on the
     issuance of the convertible stock
     with discounted conversion price     714,155            -          998,400           -             -          1,712,555

    Preferred stock dividends earned
     the preferred shareholders            28,469            -           47,845           -             -              76,314

Add:
    Amortization of discounted
     preferred dividends pro-rata
     over conversion period
     conversion period                     60,703            -            -              -              -              60,703
                                       ----------     ----------     ----------    ----------   ----------      -------------
Net loss applicable to common
   shareholders for primary loss
   per share                          $(2,760,386)   $  (915,528)   $(5,060,428)   $ (974,720)  $  (66,951)     $  (8,862,485)
                                       ==========     ==========     ==========    ==========   ==========      =============


 Weighted average number of common
    shares outstanding during the      23,820,035     18,870,569     21,354,155    16,881,230    6,288,887        19,344,642
    period                            ===========     ==========     ==========    ==========   ==========      ============


Net loss per common share             $     (.116)   $     (.049)    $    (.237)   $   (.058)   $    (.011)     $      (.458)
                                      ===========    ===========     ==========    ==========   ==========      ============
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Note  - No common stock equivalents have been added in the computation of net loss per share as their effect would be anti-dilutive.